UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 22, 2009
W HOLDING COMPANY, INC.
(Exact name of registrant as specified in its charter)

Puerto Rico	000-27377	66-0573197
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

19 West McKinley Street, Mayaguez, Puerto Rico		00680
(Address of principal executive offices)		(Zip code)
Registrant’s telephone number, including area code: (787) 834-8000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Rule 425, Rule 14a-12 and Instruction 2 to Rule 14d-2(b)(2)

Item 4.01 Changes in Registrant’s Certifying Accountant.
On January 22, 2009, the Audit Committee of the Board of Directors of W Holding Company, Inc. (NYSE: “WHI”) (the “Company”), the bank holding company of Westernbank Puerto Rico (the “Bank”), determined not to reappoint Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2008 or any quarterly periods therein. However, Deloitte has been engaged to serve as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the three years ended December 31, 2007.
As previously reported under Item 4.02(a) on Forms 8-K filed on February 6, 2008 and August 28, 2008, the Company has concluded that the financial statements for the fiscal years ended December 31, 2006 and 2005, the related reports of its independent registered public accounting firm, as well as the previously filed interim unaudited financial statements for the fiscal quarters ended March 31, June 30, and September 30, 2006 and March 31, 2007, should no longer be relied upon and that the Company would be restating these previously issued financial statements. Additionally, the Company reported on Form 8-K that there were certain matters in the Company’s internal controls requiring corrective action which individually or in combination, would be considered material weaknesses in the Company’s system of internal control. The Company’s review of internal controls is ongoing. Except as discussed below, during the fiscal years ended December 31, 2006 and 2005 and subsequent interim period through January 28, 2009 there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreement, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreement in connection with its report.
With regards to the fiscal year ended December 31, 2005, there were disagreements, which were satisfactorily resolved, concerning whether the correction of certain errors required the restatement of previously issued financial statements and over the classification as material weaknesses of control deficiencies relating to the matters involved in the restatement. The Company’s audit committee discussed these disagreements with Deloitte. The Company has authorized Deloitte to respond fully to the inquiries of the successor auditor concerning the matter of each of such disagreements.
The Company has not completed the preparation of its restated financial statements. Accordingly, the Company will provide additional information required to be provided by Item 304(a)(1)(ii), (iv), or (v) of Regulation S-K, as applicable, by amendment to this Form 8-K following the completion of the Company’s financial statements for the three years ended December 31, 2007.
As of January 28, 2009, the Audit Committee of the Board of Directors has engaged BDO Seidman, LLP (“BDO Seidman”) as its independent registered public accounting firm for the audit of the Company’s fiscal year 2008 financial statements. The Company has not consulted with BDO Seidman on any matters during the two most recent fiscal years.
Mr. Hector Del Rio, Chairman of the Audit Committee of the Company’s Board of Directors stated, “We are pleased to have been with Deloitte, in a relationship of over two decades. As we move forward, the Audit Committee has determined that BDO Seidman is in the best position to serve the Company as its independent registered public accounting firm.”
BDO Seidman, LLP is a national professional services firm providing assurance, tax, financial advisory and consulting services to private and publicly traded businesses, serving clients through 37 offices. BDO Seidman is a Member Firm of BDO International, which is the fifth largest accounting and consulting organization in the world, serving clients by leveraging a global network of resources comprised of more than 600 member firm offices in 105 countries.
The Company furnished a copy of this Form 8-K to Deloitte and requested that Deloitte furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company in this Current Report. A copy of the letter furnished in response to that request is filed as Exhibit 16.1 hereto.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description
16.1	Letter from Deloitte & Touche LLP, dated January 30, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W HOLDING COMPANY, INC. (Registrant)
/s/ Norberto Rivera
Name:	Norberto Rivera
Title:	Chief Accounting Officer

Date: January 30, 2009